United States
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 20, 2014

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BNC Bancorp
(Exact name of registrant as specified in its charter)

North Carolina	000-50128	47-0898685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3980 Premier Drive, Suite 210
High Point, North Carolina 27265
(Address of principal executive offices)

(336) 476-9200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))
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Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers

On October 20, 2014, the Compensation Committee of the Board of Directors of BNC Bancorp (the “Company”) granted service-based restricted stock awards (the “Awards”) to Richard D. Callicutt, II, the Company’s President and Chief Executive Officer, and to David B. Spencer, the Company’s Senior Executive Vice President and Chief Financial Officer, under the BNC Bancorp 2013 Omnibus Stock Incentive Plan. These Awards will enable each of Mr. Callicutt and Mr. Spencer to accumulate his stock holdings in the Company in the future, further aligning the interests of the Company’s shareholders and the Company’s senior executive officers.

Under the Award granted to Mr. Callicutt, he is entitled to receive 189,000 shares of the Company’s common stock at no cost other than the associated individual income tax liability. The Award is subject to the terms and conditions described in the restricted stock award agreement (the “Award Agreement”) between the Company and Mr. Callicutt. Specifically, the Award Agreement provides that the Award vests over six years as follows: (i) 15,000 shares vest on April 29 of each of 2015, 2016 and 2017 and (ii) 48,000 shares vest on June 30 of each of 2018, 2019 and 2020.

Under the Award granted to Mr. Spencer, he is entitled to receive 132,000 shares of the Company’s common stock at no cost other than the associated individual income tax liability. Mr. Spencer’s Award vests over six years as follows: (i) 12,000 shares vest on April 29 of each of 2015, 2016 and 2017 and (ii) 32,000 shares vest on June 30 of each of 2018, 2019 and 2020. Otherwise, the Award is subject to the same terms and conditions as described above for Mr. Callicutt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 24, 2014

BNC BANCORP

By: /s/ David B. Spencer
Name: David B. Spencer
Its: Senior Executive Vice President
& Chief Financial Officer

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